Exhibit 99.1

September 28, 2015

Gannett Board of Directors announces new director

McLean, VA – Donald E. Felsinger, former executive chairman of Sempra Energy, has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI), effective immediately. He served as executive chairman at Sempra Energy from June 27, 2011 to Dec. 1, 2012. Felsinger’s appointment expands Gannett’s Board to 10.

“I’m pleased to welcome Don Felsigner to the company’s board of directors,” said Bob Dickey, president and CEO of Gannett. “He led Sempra Energy’s expansion in competitive energy markets and helped build several successful businesses in that field. His knowledge of, and insight into, growing businesses in highly competitive environments makes him a terrific choice for our board.”

Felsinger previously served as the chairman and CEO of Sempra Energy. In addition, he formerly served as executive vice president, president and COO of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E), and held other executive positions within SDG&E.

He currently serves as lead director on the boards of Archer-Daniels-Midland (ADM) and Northrop Grumman Corp. Earlier, he previously served as a director of Sempra Energy and SDG&E.

Felsinger was active in many groups and served on the boards of the Institute of the Americas, the Green Foundation and as Co-chairperson of the Forum Fronterizo Council of the San Diego Dialogue. He also served as a member of The Conference Board and as a director at United States-Mexico Chamber of Commerce.

Felsinger is a graduate of the Stanford University Executive Program and also has a Bachelor’s degree in Mechanical Engineering from the University of Arizona.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of nearly 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For media inquiries, contact:	For investor inquiries, contact:
Amber Allman	Michael P. Dickerson
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-5358	703-854-6185
aallman@gannett.com	mdickerson@gannett.com

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